Exhibit 4.3

ManpowerGroup Inc.

Description of Securities Registered Pursuant to
Section 12 of the Securities Exchange Act of 1934

As of December 31, 2020, ManpowerGroup Inc. (“ManpowerGroup,” “we,” “our,” “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, $.01 par value, authorized 125,000,000 shares, issued 117,555,991 shares (the “Common Stock”).  The following is a summary of the material terms and rights of our Common Stock and the provisions of our Amended and Restated Articles of Incorporation (the “Articles”) and our Amended and Restated By-laws (the “By-laws”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2020, of which this exhibit is a part. The summary is not complete and you should refer to the applicable provisions of our Articles and By-laws.

Our Articles authorize us to issue up to 25,000,000 shares of preferred stock, $.01 par value.  As of December 31, 2020, we have not issued any shares of preferred stock.

Dividend Rights

The holders of our Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors, in its discretion, out of any funds of ManpowerGroup at the time legally available for payment of dividends on Common Stock.

If we were to issue preferred stock, any dividends in connection with such preferred stock shall be paid or declared and set apart for payment for each dividend period before any dividend (other than a dividend payable solely in Common Stock) for the same period shall be paid upon or set apart for payment on the Common Stock, and, if dividends on the preferred stock shall be cumulative or partially cumulative, all unpaid dividends thereon for any past dividend period shall be fully paid or declared and set apart for payment, but without interest, before any dividend (other than a dividend payable solely in Common Stock) shall be paid upon or set apart for payment in the Common Stock.

Voting Rights

Except as otherwise provided by law and except as may be determined by the Board of Directors with respect to shares of preferred stock as provided in our Articles, only the holders of shares of Common Stock shall be entitled to vote for the election of directors of ManpowerGroup and for all other corporate purposes. Except as otherwise provided by law, upon any such vote, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such shareholder.  Our Articles do not provide for cumulative voting.  Further, our Board of Directors does not have a classified structure.

Pursuant to our By-laws if a quorum exists, generally, action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless our Articles, By-laws, or the Wisconsin business corporation law require a greater number of affirmative votes.  For the election of directors, in a non-contested election, directors shall be elected by a majority of the votes cast by holders of shares of our Common Stock entitled to vote in the election at a shareholders meeting at which a quorum is present.  In a contested election, directors shall be elected by a plurality of the votes cast by holders of shares of our Common Stock entitled to vote in the election at a shareholders meeting at which a quorum is present.

Liquidation Rights

In the event of a voluntary or involuntary dissolution, liquidation or winding up of ManpowerGroup, after there have been paid to or set aside for any holders of shares of preferred stock the full preferential amounts to which they are entitled as provided in our Articles, the holders of outstanding shares of Common Stock shall be entitled to share ratably, according to the number of shares held by each, in the remaining assets of ManpowerGroup available for distribution.

Listing

Our Common Stock is listed for trading on the New York Stock Exchange under the symbol “MAN.”

Miscellaneous

There are no conversion rights or redemption or sinking fund provisions for our Common Stock.  The holders of our Common Stock also do not have preemptive rights to purchase or subscribe for any stock or other securities.